NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: April 30, 2009

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL RESULTS
STAUNTON, VIRGINIA

    Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported results for the quarter and fiscal year ended March 31, 2009.  For the quarter ended March 31, 2009, Community Financial reported a net loss of $538,000, or $(0.17) per diluted share, compared to net income of $1,006,000, or $0.23 per diluted share, for the same period last year.  The net loss for the current quarter compared to net income for the March 31, 2008 quarter was due to increases in the provision for loan losses of $2,470,000 and noninterest expense of $221,000, offset by an increase in net interest income of $188,000 and a decrease in income taxes of $862,000.  The increase in the provision for loan losses is primarily related to both the increase in our lending and an increase in charge-offs and anticipated charge-offs related to loans for which we have established specific reserves based on the continuing deterioration of the real estate market.

    Total interest income decreased by $1,098,000 to $6,817,000 during the March 31, 2009 quarter compared to the March 31, 2008 quarter.  The decrease was the result of a decline in yield on interest earning assets, the elimination of the dividends on Fannie Mae and Freddie Mac preferred stock and on our Federal Home Loan Bank stock, partially offset by an increase in the volume of interest earning assets. Total interest expense decreased by $1,286,000 to 2,667,000 for the fourth quarter of 2009 compared to the same period in 2008 as a result of the decrease in the interest rates paid on interest-bearing liabilities, offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 8 basis points to 3.30% for the quarter ended March 31, 2009 compared to 3.22% for the same period in 2008.

    Non-interest income increased by $97,000 to $837,000 for the quarter ended March 31, 2009 compared to the March 31, 2008 quarter due to a write down of a partnership ownership interest of $89,000 in the prior period and greater loan related fees, offset by lower deposit related fees.  Non-interest expenses increased $221,000 to $3,247,000 for the March 31, 2009 quarter compared to the March 31, 2008 quarter. The increase in non-interest expenses was due primarily to information technology purchases and federal deposit insurance premiums.
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    Community recorded a net loss for the fiscal year ended March 31, 2009 of $(5,823,000) or $(1.38) diluted loss per share, compared to net income of $3,836,000 or $0.87 diluted earnings per share for fiscal year ended March 31, 2008. The decrease in net income for the fiscal year ended March 31, 2009 compared to the same period ended March 31, 2008 is attributable to the impairment charges on Fannie Mae and Freddie Mac preferred stock. The impairment charge, net of taxes, reduced net income for the current fiscal year by $7,152,000 or $1.64 per diluted share for fiscal 2009. Net interest income increased over fiscal 2008 due to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the fiscal year ended March 31, 2009 compared to March 31, 2008.  The interest rate spread increased by 21 basis points to 3.31% for the fiscal year ended March 31, 2009 compared to 3.10% for the same period in 2008.

    The Company's total assets increased $21.4 million to $512.6 million at March 31, 2009 from $491.2 million at March 31, 2008 due to an increase in loans receivable of $39.8 million.  Investment securities decreased $10.6 million to $1.9 million at March 31, 2009, the proceeds of which, along with the $14.8 million increase in total deposits to $365.5 million at March 31, 2009 and approximately $12.6 million from the sale of preferred stock to the U.S. Treasury, were used to fund the increase in loans receivable. Stockholders’ equity increased $7.6 million to $46.3 million at March 31, 2009, from $38.7 million at March 31, 2008, due to the previously reported issuance of $12.6 million of preferred stock under the U.S. Treasury’s Capital Purchase Program and a reduction in unrealized losses on securities available for sale, partially offset by a $5.8 million net loss for the year ended March 31, 2009, and cash dividend payments on our common and preferred stock.

    At March 31, 2009, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

    Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses which may require us to materially increase our reserves, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(Dollars in thousands)			Percent
			Increase
	March 31, 2009	March 31, 2008	(Decrease)

Total assets	$512,618	$491,246	4.4%
Loans receivable, net	476,950	437,174	9.1
Investment securities	1,907	12,503	(84.7)
Real estate owned and repossessed assets	1,400	593	136.1
Deposits	365,506	350,731	4.2
Borrowings	96,476	98,834	(2.4)
Stockholders’ equity	46,342	38,705	19.7

Selected Operations Data
(Dollars in thousands)			Percent
	Three Months Ended		Increase
	March 31, 2009	March 31, 2008	(Decrease)

Interest income	$6,817	$7,915	(13.9)%
Interest expense	2,667	3,953	(32.5)
Net interest income	4,150	3,962	4.7
Provision for loan losses	2,639	169	1,461.5
Net interest income after provision for loan losses	1,511	3,793	(60.2)
Noninterest income	837	740	13.0
Noninterest expense	3,247	3,026	7.3
Income tax (benefit) expense	(361)	501	(172.1)
Net income (loss)	(538)	1,006	(153.5)
Effective dividend on preferred stock	(207)	---
Net income (loss) available to common stockholders	(745)	1,006	(174.1)

			Percent
	At or for the Quarter Ended		Increase
	March 31, 2009	March 31, 2008	(Decrease)

Return (loss) on average equity	(4.61)%	10.47%	(144.0)%
Return (loss) on average assets	(.42)	.82	(151.2)
Interest rate spread	3.30	3.22	2.5
Diluted earnings (loss) per share	(.17)	.23	(173.9)
Dividends paid on common shares	.00	.065	(100.0)

			Percent
	Year Ended		Increase
(Dollars in thousands)	March 31, 2009	March 31, 2008	(Decrease)

Interest income	$28,692	$32,244	(11.0)%
Interest expense	12,460	16,978	(26.6)
Net interest income	16,232	15,266	6.3
Provision for loan losses	4,285	625	585.6
Net interest income after provision for loan losses	11,946	14,641	(18.4)
Noninterest income (loss)	(8,113)	3,343	(342.7)
Noninterest expense	13,449	12,292	9.4
Income tax (benefit) expense	(3,793)	1,856	(304.4)
Net income (loss)	(5,823)	3,836	(251.8)
Effective dividend on preferred stock	(211)	---
Net income (loss) available to common stockholders	(6,034)	3,836	(257.3)

Other Selected Data			Percent
	At or for the Year Ended		Increase
	March 31, 2009	March 31, 2008	(Decrease)

Return (loss) on average equity	(14.57)%	9.77%	(249.1)%
Return (loss) on average assets	(1.17)	.80	(246.3)
Interest rate spread	3.31	3.10	6.8
Non-performing assets(1) to total assets	1.75	.33	430.3
(1) Includes nonaccrual loans, and other real estate owned and repossessed assets.

Per Share Data			Percent
	At or for the Year Ended		Increase
	March 31, 2009	March 31, 2008	(Decrease)

Diluted earnings (loss) per share	$(1.38)	$0.87	(258.6)%
Book value per common share	7.73	8.93	(13.4)
Dividends paid on common shares	.13	.26	(50.0)
Shares outstanding	4,361,658	4,335,958	5.9

Note: All share and per share data is restated for a 2 for 1 stock split as of September 6, 2007.